Exhibit F.

                                               February 26, 1998



Securities and Exchange Commission
Judiciary Plaza
Washington, DC   20549

Re:The Connecticut Light and Power Company and Western Massachusetts Electric Company; Declaration/Application with Respect to Proposed Amendment of a Credit Facility for Nuclear Fuel Financing
File No. 70-09151

Ladies and Gentlemen:

     As counsel to The Connecticut Light and Power Company and Western Massachusetts Electric Company (the "Companies"), we are furnishing this opinion to you in connection with the Declaration/Application (the "Declaration") on Form U-1 of the Companies to the Securities and Exchange Commission (the "Commission") filed in this proceeding under the Public Utility Holding Company Act of 1935 (the "Act") with respect to the proposed changes to the financing arrangements involving the Niantic Bay Fuel Trust (the "Trust") established pursuant to a Trust Agreement dated as of January 4, 1982 among The Connecticut Bank and Trust Company as Trustor, Bankers Trust Company as Trustee (the "Trustee") and the Companies as beneficiaries, in particular, the proposed credit facility under a Credit Agreement among the Trustee, the Banks named therein, and The First National Bank of Chicago as Agent, all as more fully set forth in the Declaration.

     In connection with this opinion, we have examined the Declaration and the various exhibits thereto including: the proposed Third Amendment and Waiver to Credit Agreement (the "Credit Agreement"), and the minutes of meetings of the Companies' Boards of Directors; and we have examined or caused to be examined such other papers, documents and records, and have made such examination of law and have satisfied ourselves as to such other matters as we have deemed relevant or necessary for the purpose of this opinion. Terms defined in the Declaration are used herein with the same meanings as therein provided unless otherwise defined herein.

     Based upon the foregoing, and assuming that the proposed transactions are consummated in accordance with the Declaration, we are of the opinion that:

     (a) Upon receipt of approvals of the Connecticut Department of Public Utility Control and the Massachusetts Department of Telecommunication and Energy (which approvals have been applied for and will be received prior to the effectiveness of the Commission's Order), all state laws applicable to the proposed transactions will have been complied with;

     (b) The obligations to be incurred by the Companies under the proposed Third Amendment and Waiver to Credit Agreement will be valid and binding obligations of the Companies in accordance with their terms, subject to laws of general application with respect to the relief and rehabilitation of debtors, and provided that equitable remedies are within the discretion of the court before which enforcement is sought; and

     (c) The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by either of the Companies or any associate company thereof.

     The opinions set forth herein are based solely on the federal laws of the United States and the laws of the State of Connecticut and The Commonwealth of Massachusetts, and no opinion is expressed regarding the laws of any other jurisdiction.

     We hereby consent to the use of this opinion in connection with the filing of the Declaration.

                              Very truly yours,



                              /s/ DAY, BERRY & HOWARD
                              DAY, BERRY & HOWARD

DBH:PLH/mrd